                                                                    EXHIBIT 23.1


                  [PEAT MARWICK LLP LETTERHEAD APPEARS HERE]


                  ACCOUNTANTS' CONSENT AND REPORT ON SCHEDULE


The Board of Directors
Cyberian Outpost, Inc. and Subsidiary:


The audits referred to in our report dated April 24, 1998, except for note 10(d), which is as of July 8, 1998, included the related financial statement schedule as of February 28, 1997 and 1998, and for the period from March 6, 1995 (date of inception) through February 29, 1996 and for the years ended February 28, 1997 and 1998, incorporated by reference in this Registration Statement. This finacial statement schedule is the responsibility of the Company's management. Our responsiblity is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the inclusion of our report dated April 24, 1998, except for note 10(d), which is as of July 8, 1998, with respect to the consolidated balance sheets of Cyberian Outpost, Inc. and Subsidiary as of February 27, 1997 and 1998, and the related consolidated statements of operations, redeemable preferred stock and stockholders' deficit, and cash flows for the period from March 6, 1995 (date of inception) through February 29, 1996, and for the years ended February 28, 1997 and 1998, which report is incorporated by reference in this Registration Statement, and to the references to our firm under the headings "Selected Consolidated Financial Data," and "Experts" in this Registration Statement.

                                KPMG Peat Marwick LLP


Providence, Rhode Island
July 27, 1998